As filed with the Securities and Exchange Commission on May 24, 2006
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

TALX CORPORATION
(Exact name of Registrant as specified in its charter)

Missouri	43-0988805
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
11432 Lackland Road
St. Louis, Missouri 63146
(314) 214-7000
(Address of principal executive offices, including zip code, and telephone number)

TALX Corporation Nonqualified Savings and Retirement Plan
(Full title of the plan)

L. Keith Graves
Senior Vice President and Chief Financial Officer
TALX Corporation
11432 Lackland Road
St. Louis, Missouri 63146
(314) 214-7000
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
R. Randall Wang, Esq.
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
(314) 259-2000
(314) 259-2020 (fax)

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed
		Offering	Maximum
	Amount	Price	Aggregate	Amount of
Title of Securities	to be	Per	Offering	Registration
To be Registered	Registered(1)	Share(1)	Price(1)	Fee(1)
Deferred Compensation Obligations(2)	$5,000,000	100%	$5,000,000	$535.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457.

(2)	The deferred compensation obligations in the TALX Corporation Nonqualified Savings and Retirement Plan (the “Plan”) are unsecured obligations of TALX Corporation to pay deferred compensation in the future in accordance with the terms of the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS
     As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by TALX Corporation (the “Company”), are incorporated by reference in this Registration Statement:
(a)	the Annual Report on Form 10-K for the year ended March 31, 2005 (File No. 000-21465);

(b)	the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005 (File No. 000-21465);

(c)	the Current Reports on Form 8-K filed on April 19, 2005, April 22, 2005, May 17, 2005, September 14, 2005, September 23, 2005, November 3, 2005, November 17, 2005, November 28, 2005, April 7, 2006 and May 11, 2006, other than the portions furnished solely under Items 2.02 or 7.01 (File No. 000-21465);

(d)	the financial information for the three month period ended March 31, 2006 contained on pages 5 through 7 of Exhibit 99.1 to Form 8-K filed on May 11, 2006, but not including the press release preceding those pages (File No. 000-21465);
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents (but shall not include any information “furnished” to the SEC solely pursuant to Item 2.02 or Item 7.01 or otherwise). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          The TALX Corporation Nonqualified Savings and Retirement Plan (the “Plan”) is available to a select group of management or highly compensated employees. The deferred compensation obligations (the “Obligations”) will be unsecured general obligations of TALX Corporation (the “Company”) to pay deferred compensation to participating employees in accordance with the terms of the Plan. None of the Plan participants have any ownership interest in any assets of the Company (although some may be shareholders). The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time.

          Each Plan participant may elect under the Plan to defer up to fifty percent (50%) of his/her salary and bonus by delivering a written election to the plan administrator. All amounts deferred, including matching credits that may be made in accordance with the Plan (and described below), will be credited by the plan administrator to a bookkeeping account for each participant. Each account will also be credited with an investment return based on the hypothetical return of investment funds selected by the participant. The plan administrator will select the investment funds that will be available for this purpose.
          The Company has discretion (subject to certain limitations set out in the Plan) to make a matching credit to each Plan participant’s account. If the Company makes a matching credit, such credit will be equal to forty percent (40%) of the participant’s salary deferrals but not to exceed six percent (6%) of the participant’s compensation. Matching credits vest thirty-three and one-third percent (33-1/3%) for each year of service with the Company, with full vesting after three (3) years of service.
          Vested benefits will be paid to the Plan participant (or their beneficiary in the case of death) upon termination of employment. Any unvested benefits will be forfeited.
          The Plan generally provides for payments to the participant in a single lump sum within ninety (90) days in which the participant’s employment is terminated. Specified Employees (as defined in the Plan) will receive their lump sum cash payments within six (6) months after their employment is terminated; provided, however, that the reason for the termination is not death or disability.
          The Company may amend or terminate the Plan at any time. However, no such amendment or termination will deprive any Plan participant of the right to receive benefits previously vested under the Plan.
          No Plan participant will have any power or right to transfer or assign any of the benefits under the Plan. Furthermore, no Plan participant will have the power to subject any benefits of the Plan to attachment, execution, garnishment or other such similar process.
          The Company has selected Central Bank & Trust Company as trustee of a trust to be established to help pay the benefits under the Plan.
Item 5. Interests of Named Experts and Counsel.
     Bryan Cave LLP has rendered an opinion as to the legality of the securities being registered hereby. As of May 22, 2006 certain partners and other lawyers at Bryan Cave LLP beneficially owned approximately 346,486 shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
     The Registrant is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

     Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred in connection with such action, suit or proceeding.
     Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
     Section 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. The insurance or other arrangement, including self-insurance, may be procured within the corporation or with any insurer or other person deemed appropriate by the board of directors. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.
     The Registrant’s restated articles of incorporation, as amended (“articles of incorporation”), generally provide that each person who was or is a director or officer of the corporation (other than a party plaintiff suing on his or her own behalf or in the right of the Registrant) shall be indemnified by the Registrant against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Registrant, or service at the request of the Registrant as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by applicable law. This mandatory indemnification includes, but is not limited to, expenses (including without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of such service. This mandatory indemnification obligation will not apply (unless ordered by a court) if a determination is made reasonably and promptly that indemnification of the director or officer is not proper under the circumstances because such officer or director has not met the applicable standard of conduct as evidenced: (i) by a majority vote of a quorum of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable or if a quorum of directors so directs, an opinion of legal counsel, or (iii) by a majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.
     The Registrant’s articles of incorporation also provide that each person who was or is an employee or agent of the corporation, or who was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), may, at the discretion of the board of directors, be indemnified by the corporation to the same extent or to such lesser extent as the board of directors deems appropriate, unless such person has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any such claim, issue or matter, in which case the Registrant shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with such action, suit or proceeding. If otherwise applicable, this mandatory indemnification obligation will not apply (unless ordered by a court) if a determination is made reasonably and promptly that indemnification of the director or officer is not proper under the circumstances because such officer or director has not met the applicable standard of conduct as evidenced: (i) by a majority vote of a quorum of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable or if a quorum of directors so directs, an opinion of legal counsel, or (iii) by a majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.
     The Registrant’s articles of incorporation also provide that the indemnification and other rights provided by the articles of incorporation will not be deemed exclusive of any other rights to which a director or officer may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such office, and the corporation is specifically authorized to provide such indemnification and other rights by agreement, up to the maximum extent permitted by law.
     The Registrant’s articles of incorporation provide that the Registrant may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Registrant, or was or is serving on behalf or at the request of the Registrant in any capacity against any claim, liability or expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability. The Registrant insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its articles of incorporation. This insurance may provide broader coverage for such individuals than may be required by the provisions of the articles of incorporation.
     The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, the articles of incorporation, the restated bylaws and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, the articles of incorporation, and any pertinent agreements, if any.
     Finally, the Company has agreed to indemnify and hold harmless the plan administrator (as defined in the Plan), directors and employees in connection with the administration or interpretation of the plan for any unreimbursed or uninsured costs or expenses arising out of any act or omission in connection with the plan unless arising out of such person’s own bad faith, willful misconduct or gross negligence.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
          See Exhibit Index filed herewith.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 24th day of May 2006.

TALX CORPORATION

By:
/s/ L. Keith Graves

L. Keith Graves
Senior Vice President and
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William W. Canfield, L. Keith Graves and Thomas C. Werner, and each of them (with full power to each of them to act alone) severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Form S-8, for the same offering contemplated by this Form S-8, and to file the same, with exhibits and any and all other documents and instruments filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority in the name and on behalf of each of the undersigned to do and to perform each and every act and thing requisite and necessary or advisable to be done in order to effectuate the same as fully as to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and/or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William W. Canfield	Chairman of the Board of Directors,	May 24, 2006

William W. Canfield	President, Chief Executive Officer
and Director (Principal Executive
Officer)

/s/ Richard F. Ford	Director	May 24, 2006

Richard F. Ford

/s/ Tony G. Holcombe	Director	May 24, 2006

Tony G. Holcombe

Signature	Title	Date

/s/ Craig E. LaBarge	Director	May 24, 2006

Craig E. LaBarge

/s/ Eugene M. Toombs	Director	May 24, 2006

Eugene M. Toombs

/s/ M. Stephen Yoakum	Director	May 24, 2006

M. Stephen Yoakum

/s/ L. Keith Graves	Senior Vice President and Chief	May 24, 2006

L. Keith Graves	Financial Officer (Principal
Financial Officer and Principal
Accounting Officer)

INDEX TO EXHIBITS

Exhibit
Number	Document

3.1	Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 14, 2005 (File No. 000-21465)).

3.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2001 (File No. 000-21465)).

4.1	TALX Corporation Nonqualified Savings and Retirement Plan

4.2	Adoption Agreement for the TALX Corporation Nonqualified Savings and Retirement Plan

5.1	Opinion of Bryan Cave LLP

23.1	Consent of KPMG LLP

23.2	Consent of Bryan Cave LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)